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                                                                     EXHIBIT 5.1

                        [Letterhead of Maples and Calder]

To:  51job, Inc.
     21st Floor, Wen Xin Plaza
     755 Wei Hai Road
     Shanghai 200041
     People's Republic of China

     JPMorgan Chase Bank
     4 New York Plaza
     New York, New York 10004
     U.S.A.

                                                                 30th July, 2004

Dear Sirs,

51JOB, INC.

We have acted as Cayman Islands legal advisers to 51job, Inc. (the "COMPANY") in connection with the Company's registration statement on Form F-1, including all amendments or supplements thereto (the "REGISTRATION STATEMENT"), originally filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, on 7th July, 2004 (Registration No. 333-117194), relating to the offering by the Company and the sale by the selling shareholders (the "SELLING SHAREHOLDERS") of American Depositary Shares, each of which represents one common share, par value US$0.0001 per share, of the Company (the "COMMON SHARES"). We are furnishing this opinion as exhibit 5.1 to the Registration Statement.

1.    DOCUMENTS REVIEWED

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

(a) the Certificate of Incorporation of the Company dated 24th March, 2000, the Fourth Amended and Restated Memorandum and Articles of Association of the Company as adopted on 28th February, 2004 and the form of the Fifth Amended and Restated Memorandum and Articles of Association of the Company as conditionally adopted by special resolution passed on 26th April, 2004;

(b)   the register of members of the Company as provided to us by the Company;

(c) a certificate of good standing issued by the Registrar of Companies in the Cayman Islands dated 15th June, 2004 (the "CERTIFICATE OF GOOD STANDING");

(d)   the minutes of a meeting of the board of Directors dated 28th June, 2004;

(e) the minutes of the meetings of the shareholders of the Company held on 26th April, 2004 and the corporate records of the Company maintained at its registered office in the Cayman Islands;

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(f)   a certificate from a director of the Company dated 29th July, 2004, (the
      "DIRECTOR'S CERTIFICATE"); and

(g)   the Registration Statement.

2.    ASSUMPTIONS

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy of the Director's Certificate and the Certificate of Good Standing without further verification. We have also relied upon the following assumptions, which we have not independently verified:

(i) Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

(ii)  The genuineness of all signatures and seals.

(iii) There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on any party (other than the Company) prohibiting it from entering into and performing its obligations.

3.    OPINION

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon the foregoing and subject to the qualifications set out below and having made such enquiries of law and fact as we deem necessary, we are of the opinion that:

3.1 The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing under the laws of the Cayman Islands.

3.2 The authorised share capital of the Company, conditional upon, and with effect immediately upon the closing of an underwritten public offering of the Common Shares of the Company in the United States, and the automatic conversion of all the Preferred Shares in issue into Common Shares in the capital of the Company, will be US$50,000 divided into 500,000,000 Common Shares of par value US$0.0001 each.

3.3 The issue and allotment of the Common Shares has been duly authorised. When allotted, issued and paid for as contemplated in the Registration Statement and registered in the register of members (shareholders), the Common Shares will be legally issued and allotted, fully paid and non-assessable.

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3.4   Common Shares to be sold by the Selling Shareholders have been legally and validly issued and are fully paid and non-assessable.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement and to the reference to our firm under the headings "Risk Factors", "Taxation", "Enforcement of Civil Liabilities", "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully,


/s/ Maples and Calder Asia


MAPLES AND CALDER ASIA